Exhibit 99.(k)(9)

AMENDMENT NO. 3 AND WAIVER NO. 1

TO

CREDIT AGREEMENT

AMENDMENT NO. 3 and WAIVER NO. 1 (this “Amendment”), dated as of September 7, 2011, to the Credit Agreement, dated as of April 15, 2009, among Aberdeen Asia-Pacific Income Fund, Inc., a Maryland corporation (the “Borrower”), the Lenders party thereto and The Bank of Nova Scotia, as Administrative Agent (the “Administrative Agent”), as amended by Amendment No. 1, dated as of April 14, 2010, to Credit Agreement and Amendment No. 2, dated as of April 13, 2011, to Credit Agreement (as the same may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”).

RECITALS

A.            Capitalized terms used herein which are not defined herein shall have the respective meanings ascribed thereto in the Credit Agreement.

B.            The Borrower desires an amendment and waiver under the Credit Agreement upon the terms and conditions herein contained, and the Required Lenders have agreed thereto upon the terms and conditions herein contained.

Accordingly, in consideration of the Recitals and the covenants, conditions and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.             The Borrower acknowledges and agrees that it was in default of its obligations under Section 7.8(f)(i) of the Credit Agreement during the period from and including June 29, 2011 through July 18, 2011 (the “Default Period”) as a result of its failure to abide by Section 8(f) of the Additional Investment Restrictions (the “Investment Default”) and, as a result thereof, an Event of Default occurred and is continuing under Section 8.1(d) of the Credit Agreement (the “Investment Event of Default”).

2.             During the Default Period, the Borrower delivered to the Credit Parties one or more certificates pursuant to Sections 6.1(c) and/or 6.1(d) of the Credit Agreement in which the Borrower certified that no Default had occurred and was continuing and, as a result thereof, Events of Default occurred and are continuing under Section 8.1(c) of the Credit Agreement (collectively, the “Certification Event of Default”).

3.             The Borrower first notified the Administrative Agent of the Investment Default, the Investment Event of Default and the Certification Event of Default on or about August 25, 2011 and, therefore, the Borrower is in Default of its obligations under Section 6.2(a) of the Credit Agreement (collectively, the “Reporting Default”).  As a result of the Reporting Default, Events of Default occurred and are continuing under Section 8.1(e) of the Credit Agreement (collectively, the “Reporting Event of Default”).

4.             The Lenders hereby waive the Investment Default, the Investment Event of Default, the Certification Event of Default, the Reporting Default and the Reporting Event of

Aberdeen Asia-Pacific Income Fund, Inc. — Amendment No. 3 and Waiver No. 1 to Credit Agreement

Default, provided that immediately after giving effect to such waiver, no Default shall have occurred and be continuing.

5.             Section 8.1(d) of the Credit Agreement is amended and restated in its entirety as follows:

(d)           the Borrower shall fail to observe or perform any covenant, condition or agreement contained in (i) Section 6.1(c) and such failure shall continue unremedied for a period of 5 days, (ii) Section 6.1(d) and such failure shall continue unremedied for a period of 2 days, (iii) Section 7.8(d), and such failure shall continue unremedied for a period of 3 Business Days, (iv) Section 7.8(f), and such failure shall continue unremedied for a period of 5 Business Days, or (v) Sections 6.1(a), 6.1(b), 6.3, 6.8 or 6.9 or in Article 7 (other than Sections 7.8(d) and 7.8(f));

6.             Paragraphs 1 through 5 hereof shall not be effective until each of the following conditions is satisfied (the date, if any, on which such conditions shall have first been satisfied being referred to herein as the “Amendment Effective Date”):

(a)           the Administrative Agent shall have received either (i) one or more counterparts of this Amendment executed on behalf of the Borrower and Required Lenders or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Amendment) that the Borrower and Required Lenders have executed a counterpart of this Amendment; and

(b)           all other fees and expenses of the Administrative Agent (including the reasonable fees and disbursements of counsel to the Administrative Agent) due and payable on or prior to the Amendment Effective Date shall have been paid.

7.             The Borrower (a) reaffirms and admits the validity and enforceability of each Credit Document and all of its obligations thereunder, (b) agrees and admits that it has no defense to or offset against any such obligation, (c) represents and warrants that, as of the date of the execution and delivery hereof by the Borrower, after giving effect to the waivers herein contained, no Default has occurred and is continuing, and (d) agrees to pay promptly after demand therefor all out-of-pocket fees and expenses incurred by the Administrative Agent (including, without limitation, legal fees and disbursements of counsel to the Administrative Agent) in connection herewith.

8.             In all other respects, the Credit Documents shall remain in full force and effect, and no waiver in respect of any term or condition of any Credit Document shall be deemed to be a waiver in respect of any other term or condition contained in any Credit Document.

9.             This Amendment may be executed in any number of counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract.

It shall not be necessary in making proof of this Amendment to produce or account for more than one counterpart signed by the party to be charged.

10.           THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 3 and Waiver No. 1 to the Credit Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

ABERDEEN ASIA-PACIFIC INCOME FUND, INC.

By:	/s/ Lucia Sitar
Name: Lucia Sitar
Title: Vice President

Aberdeen Asia-Pacific Income Fund, Inc. — Amendment No. 3 and Waiver No. 1 to Credit Agreement

THE BANK OF NOVA SCOTIA, as a Lender

By:	/s/ David Schwartzbard
Name: David Schwartzbard
Title: Director

Aberdeen Asia-Pacific Income Fund, Inc. — Amendment No. 3 and Waiver No. 1 to Credit Agreement

STATE STREET BANK AND TRUST COMPANY, as a Lender

By:	/s/ Paul Koobatian
Name: Paul Koobatian
Title: Vice President

Aberdeen Asia-Pacific Income Fund, Inc. — Amendment No. 3 and Waiver No. 1 to Credit Agreement

BANK OF AMERICA MERRILL LYNCH, as a Lender

By:	/s/ Menna Cunningham
Name: Menna Cunningham
Title: Assistant Vice President

Aberdeen Asia-Pacific Income Fund, Inc. — Amendment No. 3 and Waiver No. 1 to Credit Agreement